FOR:       DCAP Group, Inc. - NASDAQ: DCAP
CONTACT:   Barry B. Goldstein
           (516) 374-7600


              DCAP Third Quarter Operating Income Increases Tenfold
                               as Revenues Double
                      Tenth Consecutive Profitable Quarter

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Hewlett,  NY--November 15, 2004 - DCAP Group, Inc.  (NASDAQ:  DCAP), the largest chain of independent storefront insurance agencies in the Northeast, today reported its results for the third quarter of fiscal 2004.

Results of Operations
Company highlights for the third quarter include:

o Revenue increase of 100%- $3.95 million versus $1.96 million in the third quarter of 2003,
o Operating income of $552,000 versus $47,000 in the third quarter of 2003,
o Earnings per common share (basic) of $.15 vs. $.12 in the third quarter of 2003 (for the 2003 period, excluding the income tax benefit of $189,000 and gain on sale of book of business of $89,000, earnings per common share (basic) would have been $.01).

"We continue to meet the financial benchmarks we set at the start of 2004," said Barry B. Goldstein, Chairman and Chief Executive Officer. "Our revenue increases continue to translate into substantive bottom line gains. We view ourselves as a premier distribution vehicle for our carrier partners, and look forward to more profitable relationships for our company-owned as well as franchised storefronts in 2005."

"With our stock now trading on NASDAQ and our consistently strong results, we have increased our focus on formulating our expansion plans for 2005 and beyond" added Jack Willis, Chief Operating Officer. "Our goal is to use our infrastructure and operating efficiencies to support accelerated growth for the foreseeable future. "

"We anticipate $1.4-$1.6 million in net income for 2004. This equates to earnings per common share (basic) of from $.56 to $.64 for 2004", said Goldstein.




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About DCAP Group:

DCAP Group, Inc. is the largest chain of independent storefront insurance agencies in the Northeast. DCAP is focused on building the business into a community-based, vertically

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integrated  one-stop  financial  services  center.  The Company  offers  several services to its retail customers at the most competitive rates with a complete portfolio of insurance and related products and services, including premium financing. DCAP currently provides car, motorcycle, homeowner, business and life insurance products from a number of major carriers. The Company also offers tax return preparation services. The Company's storefront agencies are located throughout the New York City metropolitan area and upstate New York as well as in New Jersey and Pennsylvania. More information is available at the Company's website at www.dcapgroup.com.

Forward Looking Statements: Statements in this press release, other than purely historical information, including those contained in the comments above by management and the comments regarding the Company's future plans and objectives and expected operating results, and statements of the assumptions underlying such statements, constitute forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934. The forward-looking statements contained herein are based on certain assumptions that may not be correct. They are subject to all of the risks and uncertainties incident to the Company's business that are described in the reports and statements filed by the Company with the Securities and Exchange Commission, including (among others) those listed in the Company's Form 10-KSB and the Form 10-QSB for the quarter ended September 30, 2004.